Exhibit 23.1
CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement (No. 333-110645) on Form S-8 of ADDvantage Technologies Group, Inc. of our report dated January 30, 2014, relating to our audit of the consolidated financial statements of Nave Communications Company as of and for the nine-month period ended September 30, 2013, included in this Current Report on Form 8-K/A.

/s/ HoganTaylor LLP

May 14, 2014
Tulsa, Oklahoma